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                                                                    EXHIBIT 99.1

                    [LETTERHEAD OF IBAH, INC. APPEARS HERE]
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FOR IMMEDIATE RELEASE
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                              Contact:
                              Len Stigliano, Chief Financial Officer
                              IBAH, Inc., (215)-283-0770

                     IBAH, INC. ACQUIRES THE HARDARDT GROUP

Blue Bell, PA, September 30, 1996--IBAH, Inc. (NASDAQ: IBAH) announced today the signing of a definitive agreement, with an expected closing date of October 1, 1996, to acquire The Hardardt Group, a contract research organization specializing in clinical trials management of drug development trials, based in Parsippany, NJ.

The definitive agreement provides for the conversion of 100% of The Hardardt Group's stock into approximately 2.7 million shares of IBAH common stock and $14 million in cash. The transaction will be treated as a purchase for financial accounting purposes. IBAH will also enter into an employment agreement with Hardardt's President and founder, Judy Hardardt, who will also become a member of IBAH's Board of Directors.

The merger will enhance IBAH's resources and expertise in clinical trials management in North America and will add significantly to its capabilities to conduct larger clinical trials. "Both IBAH and The Hardardt Group will benefit from expanded capabilities and efficiencies by combining Hardardt's clinical trials management expertise with IBAH's existing strength in North America and International. The Hardardt Group addresses a key portion of our acquisition strategy by adding critical mass to our North American operations," said Geraldine A. Henwood, President and CEO of IBAH. "We intend to continue the excellent relationships and quality of service that both companies currently enjoy. Hardardt's superb reputation for quality services in clinical trials management expands our ability to offer full clinical research services to a larger client base."

"By joining forces with IBAH we expand our capability in clinical trials management and add IBAH's broad range of clinical services making the combined entity stronger in its ability to serve current and prospective clients," said Judy Hardardt, President of The Hardardt Group.

Net revenues for The Hardardt Group are expected to approximate $16 million for fiscal 1996. Current backlog for net service fees is in excess of $25 million. The transaction is expected to solidify IBAH's projected fourth quarter 1996 and 1997 earnings.

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               [BOTTOM OF IBAH, INC.'S LETTERHEAD APPEARS HERE]
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                                                 [IBAH, INC. LOGO APPEARS HERE]


Headquartered in Parsippany, New Jersey, The Hardardt Group has 55 employees and currently utilizes 150 industry consultants in conducting clinical trials.

Information contained in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of the acquisition to be integrated with IBAH's current operations, actual operation performance, the ability to maintain numerous existing client projects or to enter into new contracts, and the actual costs of the acquisition.

IBAH, based in Blue Bell, Pennsylvania, near Philadelphia, is a worldwide leader in providing comprehensive product development services to pharmaceutical, biotechnology, medical device and diagnostic companies and operates in eighteen locations worldwide. IBAH's services are designed to help clients accelerate products from discovery through development more quickly and cost-effectively.